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FuelCell Energy Provides Business Update

•	Ramp to a 70 megawatt Run-Rate on Track for May 1st completion

•	Expect second fiscal quarter revenues in the range of $38 - $40 million

•	Demand for Efficient and Ultra-Clean Stationary Fuel Cells Drives Job Creation in Connecticut

Danbury, CT – April 18, 2013 – – FuelCell Energy, Inc. (NASDAQ: FCEL) a global leader in the design, manufacture, operation and service of ultra-clean, efficient and reliable fuel cell power plants, today provided an update on its previously announced plans to ramp to a 70 megawatt (MW) annual run-rate and the job creation resulting from the demand for its highly efficient and environmentally friendly stationary fuel cell power plants.

“We are pleased with the progress in ramping our production rate by 25 percent and expect to be at a 70 megawatt annualized run-rate by May 1, 2013,” said Chip Bottone, President and Chief Executive Officer, FuelCell Energy, Inc. “The ramp of the business and hiring is directly related to demand in Connecticut such as a 14.9 megawatt fuel cell park in Bridgeport as well as overseas demand and a strong project pipeline.”

As a result of the increased run-rate and execution on the business plan, the Company expects to report revenues for its second fiscal quarter ended April 30, 2013 in the range of $38 to $40 million. This compares favorably to total revenues of $36.4 million reported for the quarter ended January 31, 2013 and $24.2 million reported for the quarter ended April 30, 2012.

FuelCell Energy now employs more than 240 workers at its Danbury headquarters and research and development facility and 295 at its Torrington production facility. In the past six months, employment at the Torrington site has increased by more than 20 percent. Including Connecticut, the Company’s total global employment now exceeds 600 full time employees. FuelCell Energy has been headquartered in Connecticut since 1969.

“We attract employees from around the State including 82 different towns in 7 of the 8 counties in Connecticut,” said Darrell Bradford, Vice President Human Resources, FuelCell Energy, Inc.

Stationary fuel cell power plants provide continuous on-site power and electric grid support in a highly efficient electrochemical process that is virtually absent of pollutants. Ultra-clean, quiet, and requiring only modest space, FuelCell Energy’s Direct FuelCell® (DFC®) fuel cell power plants are easy to site in populated areas. Direct FuelCells® (DFC®) electrochemically convert a fuel source into electricity and heat in a highly efficient process that emits virtually no pollutants due to the absence of combustion. DFC power plants are fuel flexible, capable of operating on natural gas, renewable biogas or directed biogas. Total efficiency of up to 90 percent can be achieved by DFC plants configured for combined heat and power (CHP), depending on the application. High efficiency reduces fuel costs and carbon emissions and producing both electricity and heat from the same unit of fuel can reduce the use of combustion based boilers used for heating, further reducing costs and pollutants.

About FuelCell Energy
Direct FuelCell® power plants are generating ultra-clean, efficient and reliable power at more than 50 locations worldwide.  With more than 300 megawatts of power generation capacity installed or in backlog, FuelCell Energy is a global leader in providing ultra-clean baseload distributed generation to utilities, industrial operations, universities, municipal water treatment facilities, government installations and other customers around the world.  The Company’s power plants have generated more than 1.5 billion kilowatt hours of ultra-clean power using a variety of fuels including renewable biogas from wastewater treatment and food processing, as well as clean natural gas. For more information please visit our website at www.fuelcellenergy.com and view career opportunities at FuelCell Energy.
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This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, whether the Company is able to reach definitive agreements on the terms contemplated in the memorandums of agreement with POSCO Energy, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

Contact:	FuelCell Energy, Inc. Investor Relations 203-825-6153 ir@fce.com
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